As of April 30, 2017, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

AMERITRADE INC
ACCESS FLEX BEAR HIGH YIELD 	27.88%

As of April 30, 2017, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX BEAR HIGH YIELD